Exhibit 99.1

Dennis E. Valentine Chief Financial Officer Phone: 760-602-3292	The Investor Relations Group Investors: Kathryn McNeil/Dian Griesel, Ph.D. Media: Andrea Faville/Dian Griesel, Ph.D. Phone: 212-825-3210

JMAR COMPLETES $4 MILLION FINANCING AND AMENDS TERMS OF PREFERRED STOCK

Combined Initiatives add $7.7 Million in Liquidity, Further Enabling New Product Development and
Business Expansion Activity

San Diego, CA – February 2, 2005 – JMAR Technologies, Inc. (Nasdaq: JMAR) has completed a $4 million financing from four institutional investors and amended the terms of its existing $8.8 million of Convertible Preferred Stock with the Laurus Master Fund (Laurus).

“This financing and Preferred Stock Amendments add $7.7 million in liquidity, enhancing JMAR’s current cash position of approximately $6 million and untapped $3 million working capital line with Laurus,” commented Dennis E. Valentine, Chief Financial Officer of JMAR. “This increased liquidity enables the acceleration of our development and marketing of the BioSentry, X-Ray Microscope and X-Ray Nano Probe product lines.”

Pursuant to this financing, JMAR sold $4 million of Common Stock together with warrants to purchase approximately1.2 million shares of Common Stock to four institutional investors. The Common Stock was priced at $1.24 and the exercise price of the Warrants is $1.73. The shares are initially “restricted,” but will be included in a resale registration statement to be filed shortly.

In conjunction with this financing, JMAR amended the terms of its Convertible Preferred Stock sold to Laurus in January and February 2004. Prior to these Amendments, the Preferred Stock provided for monthly redemption payments of $238,000 for the next 12 months and $153,000 for the following 12 months, with the balance due in February 2007. The Amendments allow JMAR to defer the next 18 months of previously scheduled redemptions (totaling $3.8 million) and grant the Company the right to pay the originally scheduled redemptions using shares of stock priced at a 15% discount to market. If not previously converted, payment of $1 million is deferred until July 2006 and the payment of the remaining $2.8 million is deferred until February 2007. The conversion price of the Preferred Stock was reduced to $2.00 from conversion prices ranging from $2.85 to $3.47.

“JMAR has been successfully implementing its strategy to balance, diversify and expand its revenue base through M&A and new product development,” added Ronald A. Walrod, JMAR’s Chief Executive Officer. “We are now supporting our progress in product development and market validation with preparation for manufacturing and distribution. We remain committed to our goal of installing BioSentry Beta units in the field in the first quarter of this year. The response to our presentation of the BritelightTM laser system at Photonics West this month was excellent. And our X-ray Microscope and X-ray Nano Probe product development programs are on track for first demonstrations of performance this year. This financing gives JMAR the cash it needs to achieve the necessary speed to market for its new products and, at the same time, be opportunistic in our approach to attractive new opportunities.”

About JMAR
JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to provide support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotech, bioscience and semiconductor industries with its BritelightTM Laser; Compact X-ray Light Source; X-ray Microscope — for 3D visualization of single cells and polymers- and its X-ray Nano Probe — enabling interaction, analysis and modification at the nano-scale. JMAR also maintains strategic alliances for the development of BioSentryTM and READ — biological and chemical sensors for homeland security, environmental and utility infrastructure industries.

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including delays in completion of the BioSentry beta units and transition to production units, the failure of new product technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the market, cost and margins, failure to obtain market acceptance, current or future government regulations affecting the use of BioSentry products, the lack of availability of critical components, the degree of protection from future patents, and other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s 2003 Form 10-K and third quarter Form 10-Q filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.